Exhibit 4.11

AMENDED AND RESTATED
SERVICING AGREEMENT

Dated as of May 1, 2018

by and between

SYNCHRONY CARD ISSUANCE TRUST

and

SYNCHRONY BANK,
as Servicer

Synchrony Card Issuance Trust Servicing Agreement

ARTICLE I
DEFINITIONS AND INTERPRETATION

SECTION 1.1	Definitions	1

ARTICLE II
APPOINTMENT OF SERVICER; CERTAIN DUTIES AND RESPONSIBILITIES OF SERVICER

SECTION 2.1	Appointment of Servicer	2

SECTION 2.2	Duties and Responsibilities of Servicer	3

SECTION 2.3	Unrelated Amounts	4

SECTION 2.4	Authorization of Servicer	4

SECTION 2.5	Servicing Fees	4

SECTION 2.6	Covenants of Servicer	5

SECTION 2.7	Reporting Requirements	7

SECTION 2.8	Annual Officer’s Certificate and Assessment of Compliance	7

SECTION 2.9	Annual Independent Public Accountants’ Servicing Report	7

SECTION 2.10	Reports to the Commission	7

SECTION 2.11	Collections	7

SECTION 2.12	Allocations and Disbursements	7

SECTION 2.13	New Issuances	8

SECTION 2.14	Compliance with the FDIC Rule	8

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.1	Representations and Warranties of Servicer	8

ARTICLE IV
ADDITIONAL MATTERS RELATING TO SERVICER

SECTION 4.1	Covenants of Servicer Regarding the Transferred Receivables	9

SECTION 4.2	Merger or Consolidation of, or Assumption of the Obligations of, Servicer	9

SECTION 4.3	Access to Certain Documentation and Information Regarding the Receivables	10

ARTICLE V
SERVICER DEFAULTS

SECTION 5.1	Servicer Defaults	10

Synchrony Card Issuance Trust Servicing Agreement

SCHEDULES

SCHEDULE 2.7	Reporting Requirements
SCHEDULE 2.14	Requirements of FDIC Rule

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This AMENDED AND RESTATED SERVICING AGREEMENT, dated as of May 1, 2018 (this “Agreement”), is entered into by and among SYNCHRONY CARD ISSUANCE TRUST, a Delaware statutory trust (the “Issuer”) and SYNCHRONY BANK, a federal savings association organized under the laws of the United States (“Synchrony Bank”), in its capacity as the initial Servicer (as defined herein).

RECITALS

WHEREAS, the Issuer and Synchrony Bank, as Servicer, are parties to that certain Servicing Agreement, dated as of November 30, 2017 (as amended prior to the date hereof, the “Original Servicing Agreement”); and

WHEREAS, the Issuer and Synchrony Bank, as Servicer, desire to amend and restate the Original Servicing Agreement in its entirety in the form of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1        Definitions.

(a)       All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)       Initially capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in (or by reference in) the Amended and Restated Master Indenture, dated as of May 1, 2018 (the “Indenture”), between SYNCHRONY CARD ISSUANCE TRUST and THE BANK OF NEW YORK MELLON, as the indenture trustee. This Agreement shall be interpreted in accordance with the conventions set forth in Section 1.01(a) through (g) of the Indenture. Whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms and phrases and any definitions incorporated herein are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and the neuter genders of such terms:

“Agreement” is defined in the preamble.

“Daily Servicing Fee” is defined in Section 2.5.

Synchrony Card Issuance Trust Servicing Agreement

“Eligible Servicer” means (i) the Indenture Trustee or a wholly owned subsidiary of the Indenture Trustee, (ii) the initial Servicer or any Affiliate of the initial Servicer, (iii) an entity that, at the time of its appointment as Servicer: (a) is servicing a portfolio of consumer open end credit card accounts or other consumer open end credit accounts (or is a successor to an entity that was engaged and continues to be engaged in such servicing); (b) is legally qualified and has the capacity to service the Accounts; (c) is qualified (or licensed) to use the software that is then being used to service the Accounts or obtains the right to use, or has its own, software which is adequate to perform its duties under this Agreement; (d) has the ability to professionally and competently service a portfolio of similar accounts; (e) has a net worth of at least $50,000,000 as of the end of its most recent fiscal quarter and (f) which shall at the time of appointment have a long-term debt rating of at least “Baa3” by Moody’s or “BBB-” by S&P or (iv) any servicer as to which the Rating Agency Condition has been satisfied.

“Indemnified Amounts” means, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Monthly Servicing Fee” is defined in Section 2.5.

“Servicer” means Synchrony Bank or any other Person designated as a Successor Servicer.

“Servicer Default” is defined in Section 5.1.

“Servicer Indemnified Person” is defined in Section 7.1.

“Servicer Termination Notice” means any notice by Issuer to Servicer that (a) a Servicer Default has occurred and (b) Servicer’s appointment under this Agreement has been terminated.

“Servicing Records” means all documents, books, Records and other information (including computer programs, tapes, disks, data tapes, data processing software and related property and rights) prepared and maintained by Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Successor Servicer” is defined in Section 6.2.

“Unrelated Amounts” is defined in Section 2.3.

ARTICLE II

APPOINTMENT OF SERVICER; CERTAIN DUTIES
AND RESPONSIBILITIES OF SERVICER.

SECTION 2.1       Appointment of Servicer. Issuer hereby appoints Servicer as its agent to service the Transferred Receivables and enforce its rights and interests in and under the Transferred Receivables and to serve in such capacity until the termination of its responsibilities pursuant to Section 5.1 or 6.1. In connection therewith, Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. Servicer may delegate any duties and obligations hereunder; provided, that Servicer shall remain liable for the performance of such duties and obligations pursuant to the terms hereof.

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SECTION 2.2       Duties and Responsibilities of Servicer. (a) Subject to the provisions of this Agreement, Servicer shall conduct the servicing, administration and collection of the Transferred Receivables in accordance with the Credit and Collection Policies.

(b)       Issuer shall promptly notify Servicer of (i) any designation of additional or removed Accounts (other than any Accounts removed pursuant to Section 2.7(c) and (d) of the Transfer Agreement), (ii) any designation of any additional Originator or additional Program Partner contemplated pursuant to the Transfer Agreement and (iii) any designation of a discount percentage to be applied to any or all of the Principal Receivables; provided, that if Servicer is not Synchrony Bank or an Affiliate thereof, Issuer shall provide notification of any such designation no later than five (5) days prior to the effectiveness of such designation. Any such designation or removal shall be effective for purposes of this Agreement on the date the designation or removal is given effect under the Transfer Agreement, as specified by Issuer to Servicer. In the case of any designation of an additional Program Partner, Issuer shall provide Servicer a copy of the related credit card program agreement (if not already in Servicer’s possession) prior to the date such designation is to become effective.

(c)       Following receipt of notice of any designation of additional or removed Accounts, any designation of an additional Originator or additional Program Partner or any discounting of any or all Principal Receivables pursuant to Section 2.2(b), Servicer shall assist Issuer in producing any information required by Issuer in connection with such designation.

(d)       Servicer shall not be obligated to use separate servicing procedures, offices, employees or accounts for servicing the Transferred Receivables from the procedures, offices, employees and accounts used by Servicer in connection with servicing other credit card receivables.

(e)       Servicer shall maintain fidelity bond or other appropriate insurance coverage insuring against losses through wrongdoing of its officers and employees who are involved in the servicing of credit card receivables covering such actions and in such amounts as Servicer believes to be reasonable from time to time.

(f)       Servicer shall deliver “Instructions,” as that term is defined in the Custody and Control Agreement on behalf of Issuer, and shall direct the Custodian, on behalf of Issuer, as to the investment of funds credited to the Trust Accounts; provided that Servicer will direct the Custodian to invest only in Permitted Investments maturing no later than the required distribution date for such funds or, if earlier, the date specified in the Related Documents.

(g)       Servicer shall post payments on the Receivables to its records no more than two (2) Business Days, or such greater number of days as specified in the Credit and Collection Policies, after receipt. Such payments shall be allocated to principal, interest or other items in accordance with the Related Documents or the Transfer Agreement.

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SECTION 2.3       Unrelated Amounts. If Servicer determines that amounts which are not property of Issuer (“Unrelated Amounts”) have been deposited in the Collection Account, Servicer shall withdraw the Unrelated Amounts from the Collection Account, and the same shall not be treated as Collections on Transferred Receivables and shall not be subject to the provisions of Section 2.11.

SECTION 2.4       Authorization of Servicer. Servicer is hereby authorized to take any and all reasonable steps necessary or desirable and consistent with the ownership of the Transferred Receivables by Issuer and the pledge of the Transferred Receivables to the Indenture Trustee in the determination of Servicer, to (a) collect all amounts due under the Transferred Receivables, including endorsing its name on checks and other instruments representing Collections on the Transferred Receivables, and executing and delivering any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to the Transferred Receivables and (b) after the Transferred Receivables become delinquent and to the extent permitted under and in compliance with applicable law and regulations, (i) commence proceedings with respect to the enforcement of payment of the Transferred Receivables, (ii) adjust, settle or compromise any payments due thereunder, and (iii) initiate proceedings against any collateral securing the obligations due under the Transferred Receivables, in each case, consistent with the Credit and Collection Policies, (c) make withdrawals from the Collection Account and any other Trust Account, as set forth in this Agreement, the Indenture or any Indenture Supplement and (d) take any action required or permitted under any enhancement for any Series, Class or Tranche of Notes, as set forth in this Agreement, the Indenture or any Indenture Supplement. Issuer shall furnish (or cause to be furnished) to Servicer any powers of attorney and other documents necessary or appropriate to enable Servicer to carry out its servicing and administrative duties hereunder, and Issuer shall assist Servicer to the fullest extent to enable Servicer to collect the Transferred Receivables and otherwise discharge its duties hereunder and to deliver “Instructions,” as that term is defined in the Custody and Control Agreement, and other directions as to the investment of funds credited to the Trust Accounts on behalf of Issuer in accordance with Section 2.2(f).

SECTION 2.5       Servicing Fees. As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, Servicer shall be entitled to receive a daily servicing fee in respect of each day prior to the termination of Servicer’s obligations under this Agreement (the “Daily Servicing Fee”). The Daily Servicing Fee for each day during a Monthly Period shall equal the result of (a) the Aggregate Principal Receivables determined as of the close of business on the last day of the preceding Monthly Period, multiplied by (b) the result of 2%, divided by twelve (12), multiplied by (c) the result of one (1), divided by the actual number of days during such Monthly Period; provided, that if one or more Reset Dates occur in a Monthly Period, the Aggregate Principal Receivables for purposes of clause (a) shall be (A) the Aggregate Principal Receivables as of the close of business on the last day of the prior Monthly Period for the period from and including the first day of the current Monthly Period, to but excluding such Reset Date and (B) the Aggregate Principal Receivables as of the close of business on such Reset Date, for the period from and including such Reset Date to the earlier of the last day of such Monthly Period (in which case such period shall include such day) or the next succeeding Reset Date (in which case such period shall not include such succeeding Reset Date). The share of the Daily Servicing Fee allocable to each Series, Class or Tranche of Notes, as applicable, shall be specified in the related Indenture Supplement or Terms Document, as applicable, and the Daily Servicing Fee allocated to the Notes for each day shall be paid to or retained by the Servicer from the Noteholder Allocated Collections for such day as provided in the Indenture within two (2) Business Days thereafter; provided that the Daily Servicing Fee for any day that is not a Date of Processing shall be paid to or retained by the Servicer from Noteholder Allocated Collections for the immediately preceding Date of Processing within two (2) Business Days of such immediately preceding Date of Processing. Issuer shall be obligated to pay the excess of the Daily Servicing Fee over the portions allocated to the Notes. Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment or reimbursement of those expenses other than the Daily Servicing Fees.

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The Servicer may elect to receive, in lieu of the Daily Servicing Fees described in the preceding paragraph, as compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, a monthly servicing fee in respect of any Monthly Period (or portion thereof) prior to the termination of Servicer’s obligations under this Agreement (the “Monthly Servicing Fee”). The Monthly Servicing Fee for each Monthly Period (or portion thereof) shall equal the sum of the Daily Servicing Fees (as calculated in the preceding paragraph), for each day in such Monthly Period (or portion therof). The share of the Monthly Servicing Fee allocable to each Series, Class or Tranche of Notes, as applicable, shall be payable on the dates and in the amounts specified in the related Indenture Supplement or Terms Document, as applicable. Issuer shall be obligated to pay the excess of the Monthly Servicing Fee over the portions allocated to the Notes. Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment or reimbursement of those expenses other than the Monthly Servicing Fees. The Servicer may not elect to receive a Monthly Servicing Fee for any Monthly Period in lieu of Daily Servicing Fees unless the Servicer shall have notified the Issuer in writing of such election at least five (5) Business Days prior to the first day of such Monthly Period. If the Servicer has elected to receive a Monthly Servicing Fee in lieu of Daily Servicing Fees, the Servicer may change such election and commence receiving Daily Servicing Fees for any Monthly Period provided that the Servicer shall have notified the Issuer in writing of such election at least five (5) Business Days prior to the first day of such Monthly Period.

SECTION 2.6       Covenants of Servicer. Servicer covenants and agrees that from and after the Initial Transfer Date and until the date on which the outstanding balances of all Transferred Receivables have been reduced to zero:

(a)       Ownership of Transferred Receivables. Servicer shall identify the Transferred Receivables clearly and unambiguously in its Servicing Records to reflect that the Transferred Receivables are owned by Issuer.

(b)       Compliance with Requirements of Law. Servicer shall (i) duly satisfy all obligations on its part to be fulfilled under or in connection with the Transferred Receivables and the related Accounts, (ii) maintain in effect all qualifications required under Requirements of Law in order to properly service the Transferred Receivables and the related Accounts and (iii) comply in all material respects with all other Requirements of Law in connection with servicing the Transferred Receivables and the related Accounts, if in the case of any of the foregoing clauses (i), (ii) and (iii), the failure to so satisfy, comply or maintain would have a Material Adverse Effect.

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(c)       Perfection and Priority of Security Interest. Servicer shall take all action within its power and authority as Servicer to ensure that all appropriate financing statements have been filed in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect and maintain the priority of the security interest granted to the Indenture Trustee under the Indenture in the Transferred Receivables.

(d)       No Rescission or Cancellation. Servicer shall not permit any rescission or cancellation of a Transferred Receivable except as ordered by a court of competent jurisdiction or other Governmental Authority or in accordance with the Credit and Collection Policies. Servicer shall reflect any such rescission or cancellation in its computer file of revolving credit card accounts. In addition, Servicer may waive the accrual and/or payment of certain Finance Charge Receivables in respect of certain past due Accounts, the Obligors of which have enrolled with a consumer credit counseling service or a customer assistance payment plan of Servicer.

If Servicer breaches any of the covenants contained in paragraph (d) with respect to any Transferred Receivable or the related Account, and as a result of such breach Issuer’s rights in, to or under any Transferred Receivable(s) in the related Account or the proceeds of such Transferred Receivable are materially impaired, then, unless otherwise instructed by Issuer, no later than the expiration of sixty (60) days (or such longer period, not in excess of one hundred fifty (150) days, as may be agreed to by Issuer) from the earlier to occur of the discovery of such event by Servicer, or receipt by Servicer of notice of such event given by Issuer, all Transferred Receivables in the Account or Accounts to which such event relates shall be assigned to Servicer as set forth below; provided that such Transferred Receivables will not be assigned to Servicer if, on any day prior to the end of such 60-day period or longer period, the relevant breach shall have been cured and the covenant shall have been complied with in all material respects.

Servicer shall effect such assignment by paying Issuer in immediately available funds an amount equal to the Outstanding Balance of the Principal Receivables in the affected Accounts, plus accrued Finance Charge Receivables in such Accounts on the first Payment Date following the Monthly Period in which such purchase obligation arises, which deposit shall be considered a Collection with respect to such Receivables. The obligation of Servicer to make payments, if any, required to be made pursuant to this Section 2.6 shall be the sole remedy respecting any event giving rise to such obligation available to Issuer or any assignee of its rights under this Agreement.

Upon each such assignment to Servicer, Issuer shall automatically and without further action be deemed to transfer, assign, set over and otherwise convey to Servicer, without recourse, representation or warranty all right, title and interest of Issuer in and to such Transferred Receivables, all moneys due or to become due and all amounts received with respect thereto and all proceeds thereof. Issuer shall execute such documents and instruments of transfer or assignment and take such other actions as shall be reasonably requested by Servicer to effect the conveyance of any such Transferred Receivables pursuant to this Section.

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SECTION 2.7       Reporting Requirements. Servicer hereby agrees that, from and after the Initial Transfer Date and until the date on which the outstanding balances of all Transferred Receivables have been reduced to zero, it shall deliver or cause to be delivered financial statements, notices, and other information at the times, to the Persons and in a manner set forth in Schedule 2.7.

SECTION 2.8       Annual Officer’s Certificate and Assessment of Compliance.

(a)       Servicer shall deliver to Issuer on or before the ninetieth (90th) day following the end of each fiscal year of Issuer (beginning with the end of fiscal year 2017), an Officer’s Certificate of Servicer, substantially in the form of Exhibit A, providing such information as is required under Item 1123 of Regulation AB under the Securities Act and the Securities Exchange Act.

(b)       Servicer shall deliver to Issuer on or before the ninetieth (90th) day following the end of each fiscal year of Issuer (beginning with the end of fiscal year 2017), a report regarding Servicer’s assessment of compliance with the applicable servicing criteria specified in Item 1122(d) of Regulation AB during the immediately preceding fiscal year, as required under Rules 13a-18 and 15d-18 of the Securities Exchange Act.

SECTION 2.9       Annual Independent Public Accountants’ Servicing Report. On or before the ninetieth (90th) day following the end of each fiscal year of Issuer (beginning with the end of fiscal year 2017), Servicer shall cause a firm of nationally recognized independent public accountants (who may also render other services to Servicer) to furnish a report to Issuer and each Rating Agency, which attests to, and reports on, Servicer’s assessment delivered pursuant to Section 2.8(b), which attestation report shall be made in accordance with the requirements of Rules 13a-18 and 15d-18 of the Securities Exchange Act. The attestation report required by this paragraph may be replaced, at Servicer’s option, by any similar attestation report using standards which are now or in the future in use by servicers of comparable assets or which otherwise comply with any rule, regulation, “no-action” letter or similar guidance promulgated by the Commission.

SECTION 2.10    Reports to the Commission. Servicer shall, on behalf of Issuer, cause to be filed with the Commission any periodic reports relating to the Notes required to be filed under the provisions of the Securities Exchange Act, and the rules and regulations of the Commission thereunder.

SECTION 2.11     Collections. Servicer shall, on behalf of Issuer, apply all Collections with respect to the Transferred Receivables for each Monthly Period as described in the Indenture, each Indenture Supplement and each Terms Document, as applicable.

SECTION 2.12     Allocations and Disbursements. With respect to each Series, Class and Tranche, Servicer shall make the allocations and disbursements for such Series, Class or Tranche, as applicable, on behalf of Issuer as is required to be made by Issuer under the terms of the Indenture, the Indenture Supplement or Terms Document, as applicable, for such Series, Class or Tranche.

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SECTION 2.13    New Issuances. Pursuant to one or more Indenture Supplements or Terms Documents, as applicable, Issuer may issue one or more new Series, Classes or Tranches of Notes (each, a “New Issuance”), as more fully described in the Indenture. To enable Servicer to perform its obligations pursuant to Section 2.12, Issuer shall give reasonable prior notice to Servicer of each New Issuance and shall provide Servicer an opportunity to review and comment upon the form of each monthly report required to be delivered by Servicer pursuant to Schedule 2.7, the related Indenture Supplement and the related Terms Document, as applicable.

SECTION 2.14     Compliance with the FDIC Rule. Servicer agrees to perform and satisfy all covenants and other agreements set forth in Schedule 2.14.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1       Representations and Warranties of Servicer. Servicer represents and warrants to Issuer as of the date hereof, and as of each date on which Notes are issued:

(a)       It is an entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to do business, and is in good standing, in each jurisdiction in which the servicing of the Transferred Receivables hereunder requires it to be so qualified, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)       It has the power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby.

(c)       This Agreement has been duly authorized, executed and delivered by Servicer and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

(d)       No consent of, notice to, filing with or permits, qualifications or other action by any Governmental Authority or any other party is required for the due execution, delivery and performance of this Agreement, other than consents, notices, filings and other actions which have been obtained or made or where the failure to get such consent or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e)       There is no pending Litigation of a material nature against or affecting it in any court or tribunal, before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement, or (ii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of this Agreement.

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ARTICLE IV

ADDITIONAL MATTERS RELATING TO SERVICER

SECTION 4.1        Covenants of Servicer Regarding the Transferred Receivables.

(a)       Maintenance of Records and Books of Account. Servicer shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Transferred Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, computer records and other information, reasonably necessary or advisable for the collection of all the Transferred Receivables. Such documents, books and computer records shall reflect all facts giving rise to the Transferred Receivables, all payments and credits with respect thereto, and such documents, books and computer records shall indicate the interests of Issuer in the Transferred Receivables.

(b)       Notice of Lien. Servicer shall advise Issuer promptly, in reasonable detail, (i) of any Lien known to it made or asserted against any Transferred Receivable, and (ii) of the occurrence of any event known to it which would have a material adverse effect on the aggregate value of the Transferred Receivables.

(c)       Further Assurances. Servicer shall furnish to Issuer from time to time such statements and schedules further identifying and describing the Transferred Receivables and such other reports in connection with the Transferred Receivables as Issuer may reasonably request, all in reasonable detail.

SECTION 4.2        Merger or Consolidation of, or Assumption of the Obligations of, Servicer.

(a)       Servicer shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i)       the Person formed by such consolidation or into which Servicer is merged or the Person which acquires by conveyance or transfer the properties and assets of Servicer substantially as an entirety shall be, if Servicer is not the surviving entity, an entity organized and existing under the laws of the United States of America or any state or the District of Columbia and, if Servicer is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to Issuer in form reasonably satisfactory to Issuer, the performance of every covenant and obligation of Servicer hereunder;

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(ii)       Servicer has delivered to Issuer (A) an Officer’s Certificate stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with, and (B) an Opinion of Counsel to the effect that such supplemental agreement is a valid and binding obligation of such surviving entity enforceable against such surviving entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity); and

(iii)       either (x) the entity formed by such consolidation or into which Servicer is merged or the Person which acquired by conveyance or transfer the properties and assets of Servicer substantially as an entirety shall be an Eligible Servicer (taking into account, in making such determination, the experience and operations of the predecessor Servicer) or (y) upon the effectiveness of such consolidation, merger, conveyance or transfer, a Successor Servicer shall have assumed the obligations of Servicer in accordance with this Agreement.

(b)       This Section 4.2 shall not be construed to prohibit or in any way limit Servicer’s ability to effectuate any consolidation or merger pursuant to which Servicer would be the surviving entity.

SECTION 4.3       Access to Certain Documentation and Information Regarding the Receivables. Servicer shall provide to Issuer or its designees access to the documentation regarding the Accounts and the Transferred Receivables in such cases where Issuer or such designee is required in connection with the enforcement of the rights of Issuer or any of its creditors, or by applicable statutes or regulations to review such documentation, such access being afforded without charge but only (i) upon reasonable prior written request, (ii) during normal business hours, (iii) subject to Servicer’s normal security and confidentiality procedures and (iv) at offices designated by Servicer. Nothing in this Section 4.3 shall derogate from the obligation of any Person to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure of Servicer to provide access as provided in this Section 4.3 as a result of such obligation shall not constitute a breach of this Section 4.3.

ARTICLE V

SERVICER DEFAULTS

SECTION 5.1       Servicer Defaults. A “Servicer Default” shall be deemed to have occurred if any of the following events shall occur with respect to Servicer, and Issuer shall have provided written notice to Servicer declaring the existence of such Servicer Default and requiring the same to be remedied:

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(a)       any failure by Servicer to make any payment, transfer or deposit on or before the date occurring ten (10) Business Days after the date such payment, transfer or deposit is required to be made or given by Servicer, as the case may be; provided, that, if such delay or failure was caused by an act of God or other similar occurrence, then a Servicer Default shall not be deemed to have occurred under this Section 5.1(a) until thirty-five (35) Business Days after the date of such failure;

(b)       failure on the part of Servicer duly to observe or perform in any material respect any other covenants or agreements of Servicer set forth in this Agreement that has a material adverse effect on Issuer, which continues unremedied for a period of sixty (60) days after the date on which written notice of such failure requiring the same to be remedied shall have been given to Servicer by Issuer; provided, that, if such delay or failure was caused by an act of God or other similar occurrence, then a Servicer Default shall not be deemed to have occurred under this Section 5.1(b) until one hundred twenty (120) days after date on which such written notice is given to Servicer by Issuer;

(c)       any representation or warranty made by Servicer in this Agreement shall prove to have been incorrect when made, which has a material adverse effect on Issuer and which continues to be incorrect in any material respect for a period of sixty (60) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by Issuer; provided, that, if the inaccuracy was caused by an act of God or other similar occurrence, then a Servicer Default shall not be deemed to have occurred under this Section 5.1(c) until one hundred twenty (120) days after the date on which such written notice is given to Servicer by Issuer; or

(d)       any Insolvency Event with respect to Servicer;

and, in any such event, Issuer may, if directed by the Indenture Trustee (acting at the direction of Noteholders of not less than 66⅔% of the Outstanding Dollar Principal Amount of the Notes for all Series), by delivery of a Servicer Termination Notice to Servicer, terminate the servicing responsibilities of Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by Servicer. Upon the delivery of any such notice, all authority and power of Servicer under this Agreement shall pass to and be vested in a Successor Servicer acting pursuant to Section 6.2; provided, that notwithstanding anything to the contrary herein, Servicer agrees to act as Servicer and to continue to follow the procedures set forth in this Agreement with respect to Collections on the Transferred Receivables under this Agreement until a Successor Servicer has assumed the responsibilities and obligations of Servicer in accordance with Section 6.2.

For the avoidance of doubt, the determination of a Servicer Default shall be based solely on the provisions in this Section 5.1 and the occurrence of a material instance of noncompliance with the applicable servicing criteria specified in Item 1122(d) of Regulation AB shall not be determinative that a Servicer Default has occurred.

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ARTICLE VI

SUCCESSOR SERVICER

SECTION 6.1       Resignation of Servicer. Servicer may resign in the circumstances set forth in clause (a) or (b) of this Section 6.1.

(a)       Servicer may resign from its obligations and duties hereunder upon the written consent of Issuer if it finds a replacement servicer that is an Eligible Servicer. No such resignation shall become effective until (i) the Rating Agency Condition shall have been satisfied and (ii) the replacement servicer shall have obtained Issuer’s approval and appointment pursuant to Section 6.2.

(b)       Without limitation of clause (a), Servicer may resign from the obligations and duties hereby imposed on it upon its determination that (i) the performance of its duties hereunder has become impermissible under applicable law, and (ii) there is no commercially reasonable action which Servicer could take to make the performance of its duties hereunder permissible under applicable law. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of Servicer in accordance with Section 6.2.

SECTION 6.2      Appointment of the Successor Servicer. In connection with the termination of Servicer’s responsibilities under this Agreement pursuant to Section 5.1 or 6.1, Issuer shall notify the Indenture Trustee and appoint a successor servicer that is an Eligible Servicer. The successor servicer shall succeed to all rights and assume all of the responsibilities, duties and liabilities of Servicer under this Agreement (such successor servicer being referred to as the “Successor Servicer”); provided, that the Successor Servicer shall have no responsibility for any actions of Servicer prior to the date of its appointment as Successor Servicer. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to Issuer an instrument in form and substance acceptable to Issuer and by providing prior written notice of such appointment to the Rating Agencies and the Indenture Trustee. In the event the Indenture Trustee shall become the Successor Servicer, all costs associated with the transfer of servicing shall be paid by the predecessor Servicer, and the Indenture Trustee shall be entitled to appoint any one of its Affiliates as a Sub-Servicer or agent; provided, that it shall be fully liable for the actions and omissions of such Sub-Servicer or agent. Notwithstanding anything to the contrary herein or in the Related Documents, if the Indenture Trustee shall act as Successor Servicer, it shall not, in any event have obligations (i) with respect to the repurchase of the Transferred Receivables, (ii) to pay any fees, expenses and other amounts owing to the Administrator, (iii) to pay any indemnities owed by a Servicer pursuant to this Agreement or the Indenture, or (iv) with respect to the Servicer’s obligations under the FDIC Rule Requirements.

SECTION 6.3       Duties of Servicer. At any time following the appointment of a Successor Servicer:

12	Synchrony Card Issuance Trust Servicing Agreement

(a)       Servicer agrees that it shall terminate its activities as Servicer hereunder in a manner acceptable to Issuer so as to facilitate the transfer of servicing to the Successor Servicer, including timely delivery (i) to Issuer of any funds that were required to be deposited in the Collection Account, and (ii) to the Successor Servicer, at a place selected by the Successor Servicer, of all Servicing Records and other information with respect to the Transferred Receivables, along with payment of all costs associated with the transfer of servicing if the Indenture Trustee shall act as Successor Servicer. Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of Servicer; and

(b)       Servicer shall terminate each Sub-Servicing Agreement that may have been entered into by it and the Successor Servicer shall not be deemed to have assumed any of Servicer’s interest therein or to have replaced Servicer as a party to any such Sub-Servicing Agreement.

SECTION 6.4      Effect of Termination or Resignation. Any termination or resignation of Servicer under this Agreement shall not affect any claims that Issuer may have against Servicer for events or actions taken or not taken by Servicer arising prior to any such termination or resignation.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1       Indemnities by Servicer. Without limiting any other rights that Issuer or its Affiliates or any director, officer, employee, trustee or agent or incorporator thereof (each, a “Servicer Indemnified Person”) may have hereunder or under applicable law, Servicer hereby agrees to indemnify each Servicer Indemnified Person from and against any and all Indemnified Amounts which may be imposed on, incurred by or asserted against a Servicer Indemnified Person to the extent arising out of or relating to any material breach of Servicer’s obligations under this Agreement; excluding, however, Indemnified Amounts to the extent resulting from (i) bad faith, gross negligence or willful misconduct on the part of a Servicer Indemnified Person or (ii) recourse for uncollectible Receivables. Any Indemnified Amounts subject to the indemnification provisions of this Section 7.1 shall be paid to Servicer Indemnified Person within ten (10) Business Days following demand therefor.

SECTION 7.2       Limitation of Damages; Indemnified Persons. NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

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SECTION 7.3       Limitation on Liability of Servicer and Others. Except as provided in Section 7.1, neither Servicer nor any of the directors, officers, employees or agents of Servicer in its capacity as Servicer shall be under any liability to Issuer or any other Person for any action taken or for refraining from the taking of any action in good faith in its capacity as Servicer pursuant to this Agreement; provided that this provision shall not protect Servicer or any such Person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. Servicer and any director, officer, employee or agent of Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than Servicer) respecting any matters arising hereunder. Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties as Servicer in accordance with this Agreement and which in its reasonable judgment may involve it in any expense or liability.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1       Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile, email or other electronic transmission, (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, email address or facsimile number indicated below or to such other address (or email address or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

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If to Servicer:

Synchrony Bank
777 Long Ridge Road
Stamford, Connecticut 06902
Attention: Eric Duenwald – Treasurer
Telephone:  (203) 585-2906
Facsimile:  (844) 265-2601

Email: Eric.Duenwald@syf.com

If to the Issuer:

SYNCHRONY CARD ISSUANCE TRUST
c/o Citibank, N.A., as Trustee
388 Greenwich Street
New York, New York 10013
Attn: Synchrony Card Issuance Trust
Telephone: 201-763-0613
Facsimile: 201-254-3899

with a copy to:

Synchrony Bank, as Administrator
777 Long Ridge Road
Stamford, Connecticut 06902
Attention: Eric Duenwald – Treasurer
Telephone: (203) 585-2906
Facsimile: (844) 265-2601

Email: Eric.Duenwald@syf.com

SECTION 8.2       Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of Issuer and Servicer and their respective successors and permitted assigns. Except as set forth in Section 2.1, or Article VI, Servicer may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of Issuer. Any such purported assignment, transfer, hypothecation or other conveyance by Servicer without the prior express written consent of Issuer shall be void. Issuer may, at any time, assign any of its rights and obligations under this Agreement to any Person and any such assignee may further assign at any time its rights and obligations under this Agreement, in each case, without the consent of Servicer. Each of Issuer and Servicer acknowledges and agrees that, upon any such assignment, the assignee thereof may enforce directly, all of the obligations of Issuer or Servicer hereunder, as applicable.

SECTION 8.3       Termination; Survival of Obligations. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date on which the Outstanding Balances of all Transferred Receivables have been reduced to zero; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by Servicer pursuant to Article III, the indemnification and payment provisions of Article VII and Sections 8.4, 8.5 and 8.13 shall be continuing and shall survive such reduction.

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SECTION 8.4       Confidentiality. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THE OBLIGATIONS OF CONFIDENTIALITY CONTAINED HEREIN, SHALL NOT APPLY TO THE FEDERAL TAX STRUCTURE OR FEDERAL TAX TREATMENT OF THIS TRANSACTION, AND EACH PARTY (AND ANY EMPLOYEE, REPRESENTATIVE, OR AGENT OF ANY PARTY) MAY DISCLOSE TO ANY AND ALL PERSONS, WITHOUT LIMITATION OF ANY KIND, THE FEDERAL TAX STRUCTURE AND FEDERAL TAX TREATMENT OF THIS TRANSACTION. THE PRECEDING SENTENCE IS INTENDED TO CAUSE THIS TRANSACTION TO BE TREATED AS NOT HAVING BEEN OFFERED UNDER CONDITIONS OF CONFIDENTIALITY FOR PURPOSES OF SECTION 1.6011-4(B)(3) (OR ANY SUCCESSOR PROVISION) OF THE TREASURY REGULATIONS PROMULGATED UNDER SECTION 6011 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND SHALL BE CONSTRUED IN A MANNER CONSISTENT WITH SUCH PURPOSE. IN ADDITION, EACH PARTY ACKNOWLEDGES THAT IT HAS NO PROPRIETARY OR EXCLUSIVE RIGHTS TO THE FEDERAL TAX STRUCTURE OF THIS TRANSACTION OR ANY FEDERAL TAX MATTER OR FEDERAL TAX IDEA RELATED TO THIS TRANSACTION.

SECTION 8.5       No Proceedings. Servicer hereby agrees that, from and after the date hereof and until the date one year plus one day following the date on which the Outstanding Balances of all Transferred Receivables have been reduced to zero, it will not, directly or indirectly, institute or cause to be instituted against Issuer any proceeding of the type referred to in Section 5.1(d); provided that the foregoing shall not in any way limit Servicer’s right to pursue any other creditor rights or remedies that Servicer may have for claims against Issuer.

SECTION 8.6      Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be modified, altered or amended except as set forth in Section 8.7.

SECTION 8.7       Amendments and Waivers. Without the consent of the Holders of any Notes or any other Person but with prior notice to each Rating Agency, at any time and from time to time, upon either (a) delivery by Issuer or Servicer to the Indenture Trustee of an Officer’s Certificate to the effect that Issuer or Servicer, as applicable, reasonably believes that such amendment, modification, termination or waiver will not have an Adverse Effect or (b) satisfaction of the Rating Agency Condition with respect to each affected Class or Tranche of Notes for which an Officer’s Certificate described in the preceding clause (a) has not been delivered, Issuer and Servicer may amend, modify, terminate or waive this Agreement.

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SECTION 8.8       No Waiver; Remedies. The failure by Issuer, at any time or times, to require strict performance by Servicer of any provision of this Agreement shall not waive, affect or diminish any right of Issuer thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Servicer contained in this Agreement, and no breach or default by Servicer hereunder, shall be deemed to have been suspended or waived by Issuer unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of Issuer and directed to Servicer specifying such suspension or waiver. The rights and remedies of Issuer under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Issuer may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

SECTION 8.9       GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)       THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)       EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 8.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

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(c)       BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO AND THE NOTEHOLDERS BY ACCEPTING THEIR INTEREST IN THE NOTES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.10     Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Executed counterparts may be delivered electronically.

SECTION 8.11     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 8.12     Section Titles. The section titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 8.13     Limited Recourse. (a) The obligations of Issuer under this Agreement are solely the obligations of Issuer. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any incorporator, shareholder, officer, manager, member or director, past, present or future, of Issuer or of any successor or of its constituent members or its other Affiliates, either directly or through Issuer or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released. Any accrued obligations owing by Issuer under this Agreement shall be payable by Issuer solely to the extent that funds are available therefor from time to time in accordance with the provisions of Section 2.12 and the priority of payments in the applicable Indenture Supplement or Terms Document, as applicable (provided that such accrued obligations shall not be extinguished until paid in full).

18	Synchrony Card Issuance Trust Servicing Agreement

(b)       The obligations of Servicer under this Agreement are solely the obligations of Servicer. No recourse shall be had for the payment of any amount owing hereunder or any other obligation or claim arising out of or based upon this Agreement, against any shareholder, employee, officer, manager, member or director, agent or organizer, past, present or future, of Servicer or of any successor thereto, either directly or through Servicer or any successor thereto, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released.

SECTION 8.14     Further Assurances. Servicer shall, at its sole cost and expense, promptly and duly execute and deliver any and all further instruments and documents, and take such further action, that may be necessary or desirable or that Issuer may request to enable Issuer to exercise and enforce its rights under this Agreement or  otherwise carry out more effectively the provisions and purposes of this Agreement.

SECTION 8.15     Pledge of Assets. Servicer hereby acknowledges that Issuer has granted a security interest in the Transferred Receivables to the Indenture Trustee under the Indenture, and hereby waives any defenses it may have against the Indenture Trustee for the enforcement of this Agreement in the event of foreclosure by the Indenture Trustee. Accordingly, the parties hereto agree that, in the event of foreclosure by the Indenture Trustee, the Indenture Trustee shall have the right to enforce this Agreement and the full performance by the parties hereto of their obligations and undertakings set forth herein. Servicer hereby agrees to deliver to the Indenture Trustee a copy of all notices to be delivered by Servicer to Issuer hereunder.

SECTION 8.16     Waiver of Setoff. Servicer hereby waives any right of setoff that it may have for amounts owing to it under or in connection with this Agreement.

SECTION 8.17     Limitation of Liability of the Trustee. It is expressly understood and agreed by the parties hereto that (a) this document is executed and delivered by Citibank, N.A., not individually or personally, but solely as Trustee of the Issuer, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Citibank, N.A. but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Citibank, N.A., individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) Citibank, N.A. has made no investigation as to the accuracy or completeness of any representations and warranties made by the Issuer or any other party in this Agreement, and (e) under no circumstances shall Citibank, N.A. be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this document or any other related documents.

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SECTION 8.18     Effectiveness. This Agreement amends and restates the Original Servicing Agreement as of the Amendment and Restatement Effective Date and the terms and provisions of the Original Servicing Agreement are restated hereby in their entirety as of the Amendment and Restatement Effective Date. From and after the Amendment and Restatement Effective Date, each reference to the Original Servicing Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. For the avoidance of doubt, all obligations and liabilities of the Issuer and the Servicer under or in connection with the Original Servicing Agreement shall remain outstanding hereunder and shall be enforceable against the Issuer or the Servicer, as applicable, under this Agreement. This Agreement does not constitute a novation of the Original Servicing Agreement (or a novation of any of the obligations thereunder).

[Signatures Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

SYNCHRONY CARD ISSUANCE TRUST, as Issuer

By: CITIBANK, N.A., not in its individual capacity, but solely as Trustee on behalf of Issuer

By:	/s/ Kristen Driscoll
Name: Kristen Driscoll
Title: Senior Trust Officer

SYNCHRONY BANK, as Servicer

By:	/s/ Eric Duenwald
Name: Eric Duenwald
Title: Senior Vice President and Treasurer

S-1	Synchrony Card Issuance Trust Servicing Agreement

SCHEDULE 2.7

Reporting Requirements

Servicer shall:

1.	Prepare a monthly report on behalf of Issuer for each Series and each Tranche that is outstanding in the manner described in the Indenture Supplement or Terms Document, as applicable, for such Series or such Tranche, as the case may be. Servicer shall also provide the Indenture Trustee with an electronic or written form of such report for each such Series and each such Tranche for delivery as set forth in the Indenture Supplement for such Series or the Terms Document for such Tranche, as the case may be.

2.	Prepare and deliver to Issuer any attestation report, agreed upon procedures letter or similar report regarding Servicer’s compliance with its obligations under the Servicing Agreement and the servicing functions performed by Servicer with respect to the Related Documents in such form as is required to be delivered to any party by Issuer in accordance with any Indenture Supplement.

Synchrony Card Issuance Trust Servicing Agreement

SCHEDULE 2.14

Requirements of FDIC Rule

As required by the FDIC Rule:

(a)       As used in this Schedule, references to (i) the “sponsor” shall mean Synchrony Bank, (ii) the “issuing entity” shall mean, collectively, the Transferor, Issuer and each other transferee of the Transferred Receivables that is an “issuing entity” as defined in the FDIC Rule, (iii) the “servicer” shall mean Servicer and each other “servicer” of the financial assets within the meaning of the FDIC Rule, (iv) “obligations” or “securitization obligations” shall mean the Notes, and (v) “financial assets” and “securitized financial assets” shall mean the Transferred Receivables.

(b)       To the extent serving as servicer, custodian or paying agent for the securitization, the sponsor shall not comingle amounts received with respect to the financial assets with its own assets except for the time, not to exceed two Business Days, necessary to clear any payments received.

(c)       The monthly reports described in Schedule 2.7 shall include such information as shall be required for the issuing entity to fulfill its obligations under clause (c) of Schedule II to the Indenture with respect to information required to be disclosed at the time of delivery of each periodic distribution report or any other information required to be provided to investors after issuance of the obligations.

Synchrony Card Issuance Trust Servicing Agreement

EXHIBIT A

Form of Annual Servicer’s Certificate

(To be delivered on or before the ninetieth (90th) day following the end of fiscal year 2017 pursuant to Section 2.8 of the Servicing Agreement referred to below)

SYNCHRONY BANK

The undersigned, a duly authorized representative of Synchrony Bank, as Servicer (“Synchrony Bank”), pursuant to the Amended and Restated Servicing Agreement dated as of May 1, 2018 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Synchrony Bank and Synchrony Card Issuance Trust, does hereby certify that:

1. Synchrony Bank is, as of the date hereof, Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

2. The undersigned is an Authorized Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to Issuer.

3. A review of the activities of Servicer during the fiscal year ended __________, ____, and of its performance under the Agreement was conducted under my supervision.

4. Based on such review, Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5.

5. The following is a description of each default in the performance of Servicer’s obligations under the provisions of the Agreement known to me to have been made by Servicer during the fiscal year ended ___________, _____, which sets forth in detail (i) the nature of each such default, (ii) the action taken by Servicer, if any, to remedy each such default and (iii) the current status of each such default: [if applicable, insert “None.”]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this ______ day of ____________, 20___.

SYNCHRONY BANK,
as Servicer

By:
Name:
Title:

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